UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________

FORM 8-K
__________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 19, 2019

KBS STRATEGIC OPPORTUNITY REIT II, INC.
(Exact Name of Registrant as Specified in Its Charter)
______________________________________________________

Maryland	000-55424	46-2822978
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 Newport Center Drive, Suite 700
Newport Beach, California 92660
(Address of principal executive offices)

Registrant's telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

ITEM 8.01 OTHER EVENTS
On December 30, 2014, KBS Strategic Opportunity REIT II, Inc., (the “Company”), through a joint venture (“Springmaid Property JV”) between the Company’s indirect wholly owned subsidiary and IC Myrtle Beach Holdings LLC (the “JV Partner”), acquired a 30-acre property, containing a 491-room hotel, a 36,000 square foot conference center and a 187-unit recreational vehicle campground located at 3200 S. Ocean Boulevard, Myrtle Beach, South Carolina (the “Springmaid Beach Resort”). In connection with the acquisition of the Springmaid Beach Resort, Springmaid Property JV entered a lease agreement for the hotel portion of the Springmaid Beach Resort, which includes the resort and conference center, with a joint venture (“Springmaid Operations JV”) between the Company’s indirect wholly owned subsidiary which the Company has elected to treat as a TRS and the JV Partner. The Company owns a 90% equity interest in the joint ventures. In connection with the acquisition of the Springmaid Beach Resort, Springmaid Property JV, as borrower, and Springmaid Operations JV, as operating lessee, entered into a mortgage loan with an unaffiliated lender, for borrowings of up to $38.0 million, secured by the Springmaid Beach Resort (the “Springmaid Beach Resort Mortgage Loan”).
On July 19, 2019, the joint ventures closed the refinancing of the Springmaid Beach Resort Mortgage loan with unaffiliated lenders (the “Refinancing”). The joint ventures repaid $36.9 million of principal in satisfaction of the Springmaid Beach Resort Mortgage Loan. The Refinancing was comprised of a maximum loan amount of up to $67.0 million, comprised of a mortgage loan of up to $65.3 million and a mezzanine loan amount of up to $1.7 million. At closing, $57.0 million of the Refinancing was funded and the remaining $10.0 million was available for future disbursements, subject to certain terms and conditions contained in the loan documents.
The loans under the Refinancing mature on August 10, 2022, with two one-year extension options, subject to certain terms and conditions contained in the loan documents. Monthly payments include principal and interest with principal payments of $0.1 million, with the remaining principal balance, all accrued and unpaid interest and all other sums due under the loan documents payable at maturity. The weighted-average interest rate is 350 basis points plus the higher of one-month LIBOR or 225 basis points. The joint ventures entered into interest rate caps that effectively limits one-month LIBOR at 4.0% on $65.3 million and $1.7 million, effective July 25, 2019 through August 10, 2021. The joint ventures have the right to prepay all or a portion of the Refinancing, subject to certain fees and conditions contained in the loan documents.
KBS SOR US Properties II LLC (“SOR US Properties II”), the Company’s indirect wholly owned subsidiary, provided a guaranty of (i) the principal balance and any interest or other sums outstanding under the Refinancing in the event of certain bankruptcy or insolvency proceedings involving Springmaid Property JV, Springmaid Operations JV or SOR US Properties II or any affiliate thereof, the transfer of Springmaid Property JV’s interest in the property in violation of the loan documents, and certain other events as described in the loan documents and (ii) the payment of certain liabilities, losses or damages incurred by the lender as a result of certain intentional acts committed by Springmaid Property JV or Springmaid Operations JV, the fraud or intentional misrepresentation by Springmaid Property JV, Springmaid Operations JV or SOR US Properties II in connection with the loan or the loan documents, and certain other events as described in the loan documents.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS STRATEGIC OPPORTUNITY REIT II, INC.

Dated: August 9, 2019	BY:	/s/ Jeffrey K. Waldvogel
Jeffrey K. Waldvogel
Chief Financial Officer, Treasurer and Secretary